EXHIBIT 3

EXECUTION VERSION

16 JUNE 2021

HUTCHMED (CHINA) LIMITED

和黃醫藥（中國）有限公司

GENERAL ATLANTIC SINGAPORE HCM PTE. LTD.

MORGAN STANLEY ASIA LIMITED

JEFFERIES HONG KONG LIMITED

CHINA INTERNATIONAL CAPITAL CORPORATION HONG KONG SECURITIES LIMITED

CREDIT SUISSE (HONG KONG) LIMITED

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED

CORNERSTONE INVESTMENT AGREEMENT

-i-

THIS AGREEMENT (this Agreement) is made on 16 June 2021

BETWEEN:

(1)	HUTCHMED (CHINA) LIMITED和黃醫藥（中國）有限公司, a company incorporated in Cayman Islands with limited liability whose registered office is at P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the Company);
(2)	GENERAL ATLANTIC SINGAPORE HCM PTE. LTD., a company incorporated in Singapore whose registered office is at 80 Robinson Road, #02-00, Singapore 068898 (the Investor);
(3)	MORGAN STANLEY ASIA LIMITED of 46/F, International Commerce Centre 1 Austin Road West Kowloon Hong Kong;
(4)	JEFFERIES HONG KONG LIMITED of Suite 2201, 22/F, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong;
(5)	CHINA INTERNATIONAL CAPITAL CORPORATION HONG KONG SECURITIES LIMITED of 29/F, One International Finance Centre, 1 Harbour View Street, Central, Hong Kong;
(6)	CREDIT SUISSE (HONG KONG) LIMITED of Level 88, International Commerce Centre, One Austin Road West, Kowloon, Hong Kong; and
(7)	THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED of 1 Queen’s Road Central, Hong Kong.

WHEREAS:

(A)	The Company has made an application for listing of its share capital on the Stock Exchange (as defined below) by way of a global offering of 104,000,000 Shares (the Global Offering) comprising:
(i)	a public offering by the Company for subscription of Shares (as defined herein below) by the public in Hong Kong (the Hong Kong Public Offering), and
(ii)	a conditional placing of Shares offered by the Company (assuming the Over-allotment Option is not exercised) (a) pursuant to the shelf registration statement on Form F-3ASR that was filed with the SEC and became effective on April 6, 2020, and the preliminary prospectus supplement to be filed with the SEC on or about 18 June 2021 and the final prospectus supplement to be filed with the SEC on or about 24 June 2021 (the Registered Offering) and (b) in respect of Shares sold to cornerstone investors, in reliance on Rule 901 of Regulation S under the Securities Act or on another exemption from the registration requirements of the Securities Act (the Exempt Offering, together with the Registered Offering, the International Offering).
(B)	Morgan Stanley Asia Limited, Jefferies Hong Kong Limited and China International Capital Corporation Hong Kong Securities Limited are acting as the joint sponsors (the Joint Sponsors) of the Global Offering. Morgan Stanley Asia Limited, Jefferies Hong Kong Limited, China International Capital Corporation Hong Kong Securities Limited, Credit Suisse (Hong Kong) Limited and The Hongkong and Shanghai Banking

Corporation Limited are acting as the joint global coordinators (the Joint Global Coordinators) of the Global Offering.

(C)	The Investor wishes to subscribe for the Investor Shares (as defined below) as part of the Exempt Offering, subject to and on the basis of the terms and conditions set out in this Agreement.

IT IS AGREED as follows:

1.	Definitions and interpretations
1.1	In this Agreement, including its schedules and recitals, each of the following words and expressions shall have the following meanings, unless the context otherwise requires:

ADSs means the American depositary shares of the Company;

affiliate in relation to a particular individual or entity, unless the context otherwise requires, means any individual or entity which directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the individual or entity specified; provided that, for the purposes of the Investor, such definition shall not include any of its portfolio companies. For the purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise;

Aggregate Investment Amount means the amount equal to the Offer Price multiplied by the number of Investor Shares;

Approvals has the meaning given to it in Clause 6.2(f);

associate/close associate shall have the meaning ascribed to such term in the Listing Rules and associates/close associates shall be construed accordingly;

Brokerage means brokerage calculated as 1% of the Aggregate Investment Amount as required by paragraph 7(1) of Appendix 8 to the Listing Rules;

business day means any day (other than a Saturday, Sunday or public holiday in Hong Kong) on which licensed banks in Hong Kong are generally open to the public in Hong Kong for normal banking business and on which the Stock Exchange is open for the business of dealing in securities;

CCASS means the Hong Kong Central Clearing and Settlement System established and operated by The Hong Kong Securities Clearing Company Limited;

Closing means closing of the subscription of the Investor Shares in accordance with the terms and conditions of this Agreement;

Companies Ordinance means the Companies Ordinance (Chapter 622 of the Laws of Hong Kong), as amended, supplemented or otherwise modified from time to time;

Companies (Winding Up and Miscellaneous Provisions) Ordinance means the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Chapter 32 of the

Laws of Hong Kong), as amended, supplemented or otherwise modified from time to time;

connected person/core connected person shall have the meaning ascribed to such term in the Listing Rules and connected persons/core connected persons shall be construed accordingly;

Contracts (Rights of Third Parties) Ordinance means the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong), as amended, supplemented or otherwise modified from time to time;

controlling shareholder shall, unless the context otherwise requires, have the meaning ascribed to such term in the Listing Rules and controlling shareholders shall be construed accordingly;

dispose of includes, in respect of any Relevant Shares, directly or indirectly;

(a)	offering, pledging, charging, selling, mortgaging, lending, creating, transferring, assigning or otherwise disposing of any legal or beneficial interest (including by the creation of or any agreement to create or selling or granting or agreeing to sell or grant any option or contract to purchase, subscribe for, lend or otherwise transfer or dispose of or any warrant or right to purchase, subscribe for, lend or otherwise transfer or dispose of, or purchasing or agreeing to purchase any option, contract, warrant or right to sell), or creating any third party right of whatever nature over, any legal or beneficial interest in the Relevant Shares or any other securities convertible into or exercisable or exchangeable for such Relevant Shares, or that represent the right to receive, such Relevant Shares, or contracting to do so, whether directly or indirectly and whether conditionally or unconditionally; or
(b)	entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences or incidents of ownership of such Relevant Shares or such other securities or any interest in them; or
(c)	entering into any other transaction directly or indirectly with the same economic effect as any of the foregoing transactions described in (a) and (b) above; or
(d)	agreeing or contracting to, or publicly announcing an intention to, enter into any of the foregoing transactions described in (a), (b) and (c) above, in each case whether any of the foregoing transactions described in (a), (b) and (c) above is to be settled by delivery of Relevant Shares or such other securities convertible into or exercisable or exchangeable for Relevant Shares, in cash or otherwise; and disposal shall be construed accordingly;

Exempt Offering has the meaning given to it in Recital (A);

Global Offering has the meaning given to it in Recital (A);

Governmental Authority means any governmental, regulatory or administrative commission, board, body, authority or agency, or any stock exchange, self-regulatory organisation or other non-governmental regulatory authority, or any court, judicial body, tribunal or arbitrator, in each case whether national, central, federal, provincial, state, regional, municipal, local, domestic, foreign or supranational;

Group means the Company and its subsidiaries;

HK$ or Hong Kong dollar means the lawful currency of Hong Kong;

Hong Kong means the Hong Kong Special Administrative Region of the PRC;

Hong Kong Public Offering has the meaning given to it in Recital (A);

Indemnified Parties has the meaning given to it in Clause 6.5, and Indemnified Party shall mean any one of them, as the context shall require;

International Offering has the meaning given to it in Recital (A);

International Offering Circular means the final offering circular expected to be issued by the Company to the prospective investors in connection with the Exempt Offering;

Investor Shares means the number of Shares to be subscribed for by the Investor in the International Offering in accordance with the terms and conditions herein and as calculated in accordance with Schedule 1 and determined by the Company and the Joint Global Coordinators;

Joint Global Coordinators has the meaning given to it in Recital (B);

Joint Sponsors has the meaning given to it in Recital (B);

Laws means all laws, statutes, legislation, ordinances, rules, regulations, guidelines, opinions, notices, circulars, directives, requests, orders, judgments, decrees or rulings of any Governmental Authority (including the Stock Exchange and the SFC) of all relevant jurisdictions;

Levies means the SFC transaction levy of 0.0027% (or the prevailing transaction levy on the Listing Date) and the Stock Exchange trading fee of 0.005% (or the prevailing trading fee on the Listing Date), in each case, of the Aggregate Investment Amount;

Listing Date means the date on which the Shares are initially listed on the Main Board of the Stock Exchange;

Listing Rules means the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited, and the listing decisions, guidelines and other requirements of the Stock Exchange, as amended, supplemented or otherwise modified from time to time;

Lock-up Period has the meaning given to it in Clause 5.1;

Maximum Offer Price means the maximum Hong Kong dollar subscription price per Offer Share as stated in the Prospectus;

Nasdaq Rules means the by-laws and rules of the Nasdaq Stock Market;

Offer Price means the final Hong Kong dollar price per Share (exclusive of Brokerage and Levies) at which the Shares are to be offered or sold pursuant to the Global Offering, which will not be more than the Maximum Offer Price;

Over-allotment Option has the meaning given to it in the International Offering Circular;

Parties means the named parties to this Agreement, and Party shall mean any one of them, as the context shall require;

PRC means the People’s Republic of China, excluding, for purposes of this Agreement only, Hong Kong, Macau Special Administrative Region of the PRC and Taiwan;

Preliminary International Offering Circular means the preliminary international offering circular expected to be issued by the Company to the prospective investors in connection with the Exempt Offering, as amended or supplemented from time to time;

Professional Investor has the meaning given to it in Part 1 of Schedule 1 to the SFO;

Prospectus means the final prospectus to be issued in Hong Kong by the Company in connection with the Hong Kong Public Offering;

Public Documents means the U.S. Registration Statement for the Registered Offering, the Preliminary International Offering Circular and the International Offering Circular for the Exempt Offering, the Prospectus and application forms to be issued in Hong Kong by the Company for the Hong Kong Public Offering and such other documents and announcements which may be issued by the Company or publicly filed with a Governmental Authority in connection with the Global Offering, each as amended or supplemented from time to time;

Registered Offering has the meaning given to it in Recital (A);

Regulation S means Regulation S under the Securities Act;

Regulators has the meaning given to it in Clause 6.2(h);

Relevant Shares means the Investor Shares subscribed for by the Investor pursuant to this Agreement, and any shares or other securities of or interests in the Company which are derived from the Investor Shares pursuant to any rights issue, capitalisation issue or other form of capital reorganisation (whether such transactions are to be settled in cash or otherwise);

SEC means The Securities and Exchange Commission of the United States;

Securities Act means the United States Securities Act of 1933, as amended, supplemented or otherwise modified from time to time;

SFC means The Securities and Futures Commission of Hong Kong;

SFO means the Securities and Futures Ordinance of Hong Kong (Chapter 571 of the Laws of Hong Kong), as amended, supplemented or otherwise modified from time to time;

Shares means the ordinary shares in the share capital of the Company having a nominal value of US$0.10 each, which are to be traded in Hong Kong dollars and proposed to be listed on the Stock Exchange;

Stock Exchange means The Stock Exchange of Hong Kong Limited;

subsidiary has the meaning given to it in the Companies Ordinance;

U.S. and United States means the United States of America, its territories and possessions, any state of the United States and the District of Columbia;

U.S. Person has the meaning given to it in Regulation S under the Securities Act.

U.S. Registration Statement means, collectively, the shelf registration statement on Form F-3ASR that was filed with the SEC and became effective on April 6, 2020, the preliminary prospectus supplement to be filed with the SEC on or about 18 June 2021 and the final prospectus supplement related thereto to be subsequently filed with the SEC (the Final Prospectus Supplement); and

US$ or US dollar means the lawful currency of the United States.

1.2	In this Agreement, unless the context otherwise requires:
(a)	a reference to a clause, sub-clause or schedule is a reference to a clause or sub-clause of or a schedule to this Agreement;
(b)	the index, clause and schedule headings are inserted for convenience only and shall not affect the construction or interpretation of this Agreement;
(c)	the schedules form an integral part of this Agreement and have the same force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement shall include the schedules;
(d)	the singular number shall include the plural and vice versa and words importing one gender shall include the other gender;
(e)	a reference to this Agreement or another instrument includes any variation or replacement of either of them;
(f)	a reference to a statute or statutory provision includes a reference:
(i)	to that statute or provision as from time to time consolidated, amended, supplemented, modified, re-enacted or replaced by any statute or statutory provision;
(ii)	to any repealed statute or statutory provision which it re-enacts (with or without modification); and
(iii)	to any subordinate legislation made under it;
(g)	a reference to a regulation includes any regulation, rule, official directive, opinion, notice, circular, order, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;
(h)	references to times of day and dates are, unless otherwise specified, to Hong Kong times and dates, respectively;
(i)	a reference to a person includes a reference to an individual, a firm, a company, a body corporate, an unincorporated association or an authority, a government,

a state or agency of a state, a joint venture, association or partnership (whether or not having separate legal personality);

(j)	references to include, includes and including shall be construed so as to mean include without limitation, includes without limitation and including without limitation, respectively; and
(k)	references to any legal term for any action, remedy, method or judicial proceeding, legal document, legal status, court, official or any legal concept or thing in respect of any jurisdiction other than Hong Kong is deemed to include what most nearly approximates in that jurisdiction to the relevant Hong Kong legal term.
2.	Investment
2.1	Subject to the conditions referred to in Clause 3 below being fulfilled (or waived by the Parties, except that the conditions set out in Clauses 3.1(a), 3.1(b), 3.1(c) and 3.1(d) cannot be waived and the condition under Clause 3.1(e) can only be jointly waived by the Company, the Joint Global Coordinators and the Joint Sponsors) and other terms and conditions of this Agreement:
(a)	the Investor will subscribe for, and the Company will issue, allot and place and the Joint Global Coordinators will allocate and/or deliver (as the case may be) or cause to be allocated and/or delivered (as the case may be) to the Investor, the Investor Shares at the Offer Price under and as part of the Exempt Offering on the Listing Date and through the Joint Global Coordinators and/or their affiliates in their capacities as international representatives of the international underwriters of the relevant portion of the Exempt Offering; and
(b)	the Investor will pay the Aggregate Investment Amount, the Brokerage and the Levies in respect of the Investor Shares in accordance with Clause 4.2.
2.2	The Investor may elect by notice in writing served to the Company, the Joint Global Coordinators and the Joint Sponsors not later than three business days prior to the Listing Date to subscribe for the Investor Shares through a wholly-owned subsidiary of the Investor that is a Professional Investor and (i) not a U.S. Person; (ii) located outside the United States and (iii) acquiring the Investor Shares in an offshore transaction in accordance with Regulation S, provided that:
(a)	the Investor shall procure such wholly-owned subsidiary on such date to provide to the Company, the Joint Global Coordinators and the Joint Sponsors written confirmation that it agrees to be bound by the same agreements, representations, warranties, undertakings, acknowledgements and confirmations given in this Agreement by the Investor, and the agreements, representations, warranties, undertakings, acknowledgements and confirmations given by the Investor in this Agreement shall be deemed to be given by the Investor for itself and on behalf of such wholly-owned subsidiary, and
(b)	the Investor (i) unconditionally and irrevocably guarantees to the Company, the Joint Global Coordinators and the Joint Sponsors the due and punctual performance and observance by such wholly-owned subsidiary of all its agreements, obligations, undertakings, warranties, representations, indemnities, consents, acknowledgements, confirmations and covenants under this Agreement; and (ii) undertakes to fully and effectively indemnify and keep indemnified on demand each of the Indemnified Parties in accordance with Clause 6.5, the obligations of the Investor under this Clause 2.2 constitute direct, primary and unconditional obligations to pay on demand to the Company, the Joint Global Coordinators or the Joint Sponsors any sum which such wholly-owned subsidiary is liable to pay under this Agreement and to perform promptly on demand any obligation of such wholly-owned subsidiary under this Agreement without requiring the Company, the Joint Global Coordinators or the Joint Sponsors first to take steps against such wholly-owned subsidiary or any other person. Except where the context otherwise requires, the term Investor shall be construed in this Agreement to include such wholly-owned subsidiary.

2.3	The Company and the Joint Global Coordinators (on behalf of themselves and the underwriters of the Global Offering) will determine, in such manner as they may agree, the Offer Price. The exact number of the Investor Shares will be finally determined by the Company and the Joint Global Coordinators in accordance with Schedule 1, and such determination will be conclusive and binding on the Investor, save for manifest error.
3.	Closing conditions
3.1	The Investor’s obligation under this Agreement to subscribe for, and obligations of the Company and the Joint Global Coordinators to issue, allot, place, allocate and/or deliver (as the case may be) or cause to issue, allot, place, allocate and/or deliver (as the case may be), the Investor Shares pursuant to Clause 2.1 are conditional only upon each of the following conditions having been satisfied or waived by the Parties (except that the conditions set out in Clauses 3.1(a), 3.1(b), 3.1(c) and 3.1(d) cannot be waived and the condition under Clause 3.1(e) can only be jointly waived by the Company, the Joint Global Coordinators and the Joint Sponsors) at or prior to the Closing:
(a)	the underwriting agreements for the Hong Kong Public Offering and the International Offering having been entered into and having become effective and unconditional (in accordance with their respective original terms or as subsequently waived or varied by agreement of the parties thereto) by no later than the time and date as specified in these underwriting agreements, and neither of the aforesaid underwriting agreements having been terminated;
(b)	the Offer Price having been agreed upon between the Company and the Joint Global Coordinators (on behalf of the underwriters of the Global Offering);
(c)	the Listing Committee of the Stock Exchange having granted approval for the listing of, and permission to deal in, the Shares (including the Investor Shares) as well as other applicable waivers and approvals, including those in connection with the subscription by the Investor of the Investor Shares and such approval, permission or waiver having not been revoked prior to the commencement of dealings in the Shares on the Stock Exchange;

(d)	no Laws shall have been enacted or promulgated by any Governmental Authority which prohibits the consummation of the transactions contemplated in the Global Offering or herein and there shall be no orders or injunctions from a court of competent jurisdiction in effect precluding or prohibiting consummation of such transactions; and
(e)	the representations, warranties, undertakings and confirmations of the Investor under this Agreement being accurate and true in all respects and not misleading and there being no material breach of this Agreement on the part of the Investor.
3.2	If any of the conditions contained in Clause 3.1 has not been fulfilled or waived by the Parties (except that the conditions set out in Clauses 3.1(a), 3.1(b), 3.1(c) and 3.1(d) cannot be waived and the condition under Clause 3.1(e) can only be jointly waived by the Company, the Joint Global Coordinators and the Joint Sponsors) on or before the date that is 45 days after the date of this Agreement (or such other date as may be agreed in writing among the Company, the Investor, the Joint Global Coordinators and the Joint Sponsors), the obligation of the Investor to purchase, and the obligations of the Company and the Joint Global Coordinators to issue, allot, place, allocate and/or deliver (as the case may be) or cause to issue, allot, place, allocate and/or deliver (as the case may be), the Investor Shares shall cease and any amount paid by the Investor under this Agreement to any other party will be repaid to the Investor by such other party without interest as soon as commercially practicable and in any event no later than 30 days from the date of termination of this Agreement and this Agreement will terminate and be of no effect and all obligations and liabilities on the part of the Company, the Joint Global Coordinators, the Joint Sponsors and/or the Investor shall cease and terminate; provided that termination of this Agreement pursuant to this Clause 3.2 shall be without prejudice to the accrued rights or liabilities of any Party to the other Parties in respect of the terms herein at or before such termination. For the avoidance of doubt, nothing in this Clause shall be construed as giving the Investor or the Company the right to cure any breaches of the respective representations, warranties and undertakings and acknowledgements given by the Investor or the Company respectively under this Agreement during the period until the aforementioned date under this Clause.
3.3	The Investor acknowledges that there can be no guarantee that the Global Offering will be completed, and no liability of the Company, the Joint Global Coordinators or the Joint Sponsors to the Investor will arise if the Global Offering is not completed for any reason by the dates and times contemplated or at all. The Investor hereby waives any right (if any) to bring any claim or action against the Company, the Joint Global Coordinators and/or the Joint Sponsors or their respective affiliates on the basis that the Global Offering is not completed for any reason by the dates and times contemplated or at all.
4.	Closing
4.1	Subject to Clause 3 and this Clause 4, the Investor will subscribe for the Investor Shares at the Offer Price pursuant to, and as part of, the Exempt Offering and through the Joint Global Coordinators (and/or their affiliates) in their capacities as international representatives of the international underwriters of the relevant portion of the Exempt Offering. Accordingly, the Investor Shares will be subscribed for contemporaneously with the closing of the Registered Offering which closing shall take place at such time and in such manner as shall be determined by the Company and the Joint Global Coordinators.

4.2	The Investor shall make full payment of the Aggregate Investment Amount, together with the related Brokerage and Levies (to such Hong Kong dollar bank account as may be notified to the Investor by the Joint Global Coordinators) by same day value credit at or before 8:00 a.m. (Hong Kong time) on the Listing Date in Hong Kong dollars by wire transfer in immediately available clear funds without any deduction or set-off to such Hong Kong dollar bank account as may be notified to the Investor by the Joint Global Coordinators in writing no later than five clear business days prior to the Listing Date, which notice shall include, among other things, the payment account details and the total amount payable by the Investor under this Agreement.
4.3	Subject to due payment(s) for the Investor Shares being made in accordance with Clause 4.2, delivery of the Investor Shares to the Investor or a wholly-owned subsidiary of the Investor as designated by the Investor pursuant to Clause 2.2 of this Agreement, as the case may be, shall be made on the Listing Date through CCASS by depositing the Investor Shares directly into CCASS for credit to such CCASS investor participant account or CCASS stock account as may be notified by the Investor to the Joint Global Coordinators in writing no later than two business days prior to the Listing Date.
4.4	Delivery of the Investor Shares may also be made in any other manner which the Company, the Joint Global Coordinators, the Joint Sponsors and the Investor may unanimously agree in writing, provided that, delivery of the Investor Shares shall not be later than three business days following the last day on which the Over-allotment Option may be exercised.
4.5	If payment of the Aggregate Investment Amount and the related Brokerage and Levies (whether in whole or in part) is not received or settled in the time and manner stipulated in this Agreement, the Company, the Joint Global Coordinators and the Joint Sponsors reserve the right, in their respective absolute discretions, to terminate this Agreement and in such event all obligations and liabilities on the part of the Company, the Joint Global Coordinators and the Joint Sponsors shall cease and terminate (but without prejudice to any claim which the Company, the Joint Global Coordinators and the Joint Sponsors may have against the Investor arising out of its failure to comply with its obligations under this Agreement). The Investor shall in any event be fully responsible for and shall indemnify, hold harmless and keep fully indemnified, on an after-tax basis, each of the Indemnified Parties against any loss and damages that they may suffer or incur arising out of or in connection with any failure on the part of the Investor to pay for the Aggregate Investment Amount and the Brokerage and Levies in full in accordance with Clause 6.5.
5.	Restrictions on the Investor
5.1	Subject to Clause 5.2, the Investor agrees, covenants with and undertakes to the Company, the Joint Global Coordinators and the Joint Sponsors that without the prior written consent of each of the Company, the Joint Global Coordinators and the Joint Sponsors, it will not, whether directly or indirectly, at any time during the period of six months starting from and inclusive of the Listing Date (the Lock-up Period), directly or indirectly, (i) dispose of, in any way, any Relevant Shares or any interest in any company or entity holding any Relevant Shares, including any securities convertible into or exchangeable or exercisable for or that represent the right to receive any Relevant Shares; (ii) allow itself to undergo a change of control (as defined in The Codes on Takeovers and Mergers and Share Buy-backs promulgated by the SFC) at the level of its ultimate beneficial owner; (iii) agree or contract to or enter into any transactions directly or indirectly with the same economic effect as any aforesaid transaction; or (iv) publicly announce any intention to, enter into any of the foregoing transactions described in (i), (ii) and (iii) above, in each case whether any of the foregoing transactions described in (i), (ii) and (iii) above is to be settled by delivery of Relevant Shares or such other securities convertible into or exercisable or exchangeable for Relevant Shares, in cash or otherwise.

5.2	The Company, the Joint Global Coordinators and the Joint Sponsors acknowledge that, after the expiry of the Lock-up Period, the Investor will be free to dispose of any Relevant Shares, provided that it will use all reasonable endeavours to ensure that any such disposal does not create a disorderly or false market in the Shares and is otherwise in compliance with the SFO or any applicable Laws to which the Investor is subject in respect of the transactions contemplated under this Agreement and in respect of any such disposal.
5.3	Nothing contained in Clause 5.1 shall prevent the Investor from transferring all or part of the Relevant Shares to any wholly-owned subsidiary of the Investor provided that, in all cases:
(a)	prior to such transfer, such wholly-owned subsidiary gives a written undertaking (addressed to and in favour of the Company, the Joint Global Coordinators and the Joint Sponsors in terms satisfactory to them) agreeing to, and the Investor undertakes to procure that such wholly-owned subsidiary will, be bound by the Investor’s obligations under this Agreement, including the restrictions in this Clause 5 imposed on the Investor, as if such wholly-owned subsidiary were itself subject to such obligations and restrictions;
(b)	such wholly-owned subsidiary shall be deemed to have given the same acknowledgements, representations and warranties as provided in Clause 6;
(c)	the Investor and such wholly-owned subsidiary of the Investor shall be treated as being the Investor in respect of all the Relevant Shares held by them and shall jointly and severally bear all liabilities and obligations imposed by this Agreement;
(d)	if at any time prior to expiration of the Lock-up Period, such wholly-owned subsidiary ceases or will cease to be a wholly-owned subsidiary of the Investor, it shall (and the Investor shall procure that such subsidiary shall) immediately, and in any event before ceasing to be a wholly-owned subsidiary of the Investor, fully and effectively transfer the Relevant Shares it holds to the Investor or another wholly-owned subsidiary of the Investor, which shall give or be procured by the Investor to give a written undertaking (addressed to and in favour of the Company, the Joint Global Coordinators and the Joint Sponsors in terms satisfactory to them) agreeing to be bound by the Investor’s obligations under this Agreement, including the restrictions in this Clause 5 imposed on the Investor and giving the same acknowledgement, representations and warranties hereunder, as if such wholly-owned subsidiary were itself subject to such obligations and restrictions and shall jointly and severally bear all liabilities and obligations imposed by this Agreement; and

(e)	such wholly-owned subsidiary is (i) not a U.S. Person; (ii) located outside the United States and (iii) acquiring the Relevant Shares in an offshore transaction in reliance on Regulation S under the Securities Act.

For the avoidance of doubt, the foregoing restriction on disposal shall not apply to any purchase, swap, or other derivative arrangement, contract to purchase, sale, contract to sell, short sale or other purchase, transfer or disposal of Shares (which, for the avoidance of doubt, do not include the Relevant Shares) or other securities of the Company (A) consummated through open market transactions or otherwise following the commencement of dealings in the Shares on the Stock Exchange, other than with respect to the specific prohibition set forth in Clause 5.1 regarding the Relevant Shares, or (B) any Shares or other securities of the Company (or any securities in the Company convertible therefrom) held by the Investor or any of its affiliates prior to the execution of this Agreement.

5.4	The Investor agrees and undertakes to the Company that, during the period of twelve (12) months from and including the Listing Date, except with the prior written consent of the Company, the aggregate holding (direct and indirect) of the Investor and its affiliates in the total issued share capital of the Company shall be less than 10% (or such other percentage as provided in the Listing Rules from time to time for the definition of “substantial shareholder”) of the Company’s entire issued share capital. The Investor agrees to use reasonable efforts to notify the Company if, during the period between twelve (12) months after the Listing Date and twenty-four (24) months after the Listing Date, the aggregate holding (direct or indirect) of the Investor and its affiliates in the total issued share capital of the Company reaches or exceeds 10% (or such other percentage as provided in the Listing Rules from time to time for the definition of "substantial shareholder") of the Company's entire issued share capital.
5.5	The Investor agrees that the Investor’s holding of the Company’s share capital is on a proprietary investment basis. The Investor shall not, and shall procure that none of its affiliates shall, apply for or place an order through the book building process for Shares in the International Offering (other than the Investor Shares) or make an application for Shares in the Hong Kong Public Offering.
5.6	The Investor and its affiliates, directors, officers, employees or agents shall not enter into any arrangement or agreement, including any side letter, which is inconsistent with, or in contravention of, the Listing Rules (including the Stock Exchange Guidance Letter HKEX-GL51-13 or written guidance published by the Hong Kong regulators) with the Company, the controlling shareholders of the Company, any other member of the Group or their affiliates, directors, officers, employees or agents, other than this Agreement with respect to which waiver(s) from the applicable Listing Rules are expected to be requested from the relevant Hong Kong regulators by the Company.
5.7	The Investor represents and warrants to the Company, the Joint Global Coordinators and the Joint Sponsors that, other than capital called from its investors and one or more bridge loans for the Investor’s internal financing purpose, it has not obtained and does not intend to obtain a loan or other form of financing to meet its payment obligations under this Agreement.
6.	Acknowledgements, representations, undertakings and warranties
6.1	The Investor acknowledges, agrees and confirms to each of the Company, the Joint Global Coordinators and the Joint Sponsors that:
(a)	each of the Company, the Joint Global Coordinators, the Joint Sponsors and their respective affiliates, as well as their directors, officers, employees, agents, advisers, associates, partners and representatives makes no representation and gives no warranty or undertaking or guarantee that the Global Offering will proceed or be completed (within any particular time period or at all), and will be under no liability whatsoever to the Investor in the event that the Global Offering is delayed, does not proceed or is not completed for any reason;
(b)	this Agreement, the background information of the Investor (as set out in Schedule 2) and the relationship and arrangements between the Parties contemplated by this Agreement will be required to be disclosed in the Public Documents and other marketing and roadshow materials for the Global Offering and that the Investor will be referred to in the Public Documents and such other marketing and roadshow materials and announcements and, specifically, this Agreement will be a material contract required to be filed with regulatory authorities in Hong Kong and made available for public inspection in connection with the Global Offering or otherwise pursuant to the Companies (Winding Up and Miscellaneous Provisions) Ordinance and the Listing Rules;
(c)	the Offer Price is to be determined solely and exclusively in accordance with the terms and conditions of the Global Offering and the Investor shall not have any right to raise any objection thereto;
(d)	the Investor Shares will be subscribed for by the Investor through the Joint Global Coordinators and/or their affiliates in their capacities as international representatives of the international underwriters of the International Offering;
(e)	the Investor will accept the Investor Shares on and subject to the terms and conditions of the memorandum and articles of association or other constituent or constitutional documents of the Company and this Agreement;
(f)	the Company and the Joint Global Coordinators (a) have the absolute discretion to adjust the number of Investor Shares for the purpose of satisfying the Stock Exchange Guidance Letter HKEx-GL91-18 or such other percentage as may be approved by the Stock Exchange and applicable to the Company from time to time and/or in order to comply with the requirements of Rule 8.08(3) of the Listing Rules (which provides that not more than 50% of the Shares in public hands on the Listing Date can be beneficially owned by the three largest public shareholders of the Company) and (b) may reduce the number of Investor Shares on a pro rata basis (subject to any adjustment for whole board lot as the Company, the Joint Global Coordinators and the Joint Sponsors may make in their absolute discretion) to satisfy Practice Note 18 of the Listing Rules and the waiver as granted by the Stock Exchange (if any);

(g)	at or around the time of entering into this Agreement or at any time hereafter but before the closing of the International Offering, the Company, the Joint Global Coordinators and/or the Joint Sponsors have entered into, or may and/or propose to enter into, agreements for similar investments with one or more other investors as part of the International Offering;
(h)	the Investor Shares may not be resold in the United States (i) until the Final Prospectus Supplement covering such resale has been filed with the SEC and the 40th day following the Closing or (ii) except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act (subject in all cases to the Lock-up Period);
(i)	the Investor Shares may not be deposited into the Company’s American depositary receipts program until the 40th day following the Closing;
(j)	if in a member state of the European Economic Area (EEA), unless otherwise specifically agreed with the Joint Global Coordinators in writing, it is a "qualified investor" as defined in article 2(e) of the Regulation (EU) 2017/1129 (the Prospectus Regulation);
(k)	if in the United Kingdom, it is a person who is a "qualified investor" as defined in article 2(e) of the Regulation (EU) 2017/1129 (as it forms part of retained EU law as defined in the European Union (Withdrawal) Act 2018) (the UK Prospectus Regulation) and (i) has professional experience in matters relating to investments falling within Article 19(1) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the Order); (ii) is a person falling within Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the Order; or (iii) is a person to whom information relating to the Global Offering may otherwise be lawfully communicated;
(l)	it has not offered or sold and will not offer or sell any Investor Shares to persons in the EEA or the United Kingdom except to qualified investors (as that term is defined in article 2(e) of the Prospectus Regulation or the UK Prospectus Regulation (as applicable)) or otherwise in circumstances which have not resulted in and which will not result in an offer to the public in any member state of the EEA or the United Kingdom within the meaning of the Prospectus Regulation or the UK Prospectus Regulation (as applicable);
(m)	if a financial intermediary, as that term is used in Article 5(1) of the Prospectus Regulation or the UK Prospectus Regulation (as applicable), the Investor Shares subscribed for by it in the Global Offering will not be acquired on a non-discretionary basis on behalf of, nor will they be acquired with a view to their offer or resale to, persons in a member state of the EEA or the United Kingdom other than qualified investors (as that term is defined in article 2(e) of the Prospectus Regulation or the UK Prospectus Regulation (as applicable)), or in circumstances in which the prior consent of the Joint Global Coordinators has been given to each proposed offer or resale;
(n)	it has not offered or sold and will not offer or sell any Investor Shares to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their business or otherwise in circumstances which have not resulted and which will not result in an offer to the public in the United Kingdom within the meaning of section 85(1) of the Financial Services and Markets Act 2000, as amended (FSMA);

(o)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) relating to the Investor Shares in circumstances in which section 21(1) of FSMA does not require approval of the communication by an authorised person;
(p)	except as provided for under Clause 5.2, to the extent any of the Investor Shares are held by a subsidiary of the Investor, the Investor shall procure that such subsidiary remains a wholly-owned subsidiary of the Investor and continues to adhere to and abide by the terms and conditions hereunder for so long as such subsidiary continues to hold any of the Investor Shares before the expiration of the Lock-up Period;
(q)	it has received (and may in the future receive) information that may constitute material, non-public information and/or inside information (as defined in the SFO, the EU Market Abuse Regulation (as it forms part of retained EU law as defined in the European Union (Withdrawal) Act 2018) and/or the Nasdaq Rules and/or applicable securities Laws in the United States) in connection with the Investor’s investment in (and holding of) the Investor Shares, and it shall: (i) not disclose such information to any person other than to its affiliates and its affiliates’ respective subsidiaries, directors, officers, employees, advisers and representatives (the Authorised Recipients) on a strictly need-to-know basis for the sole purpose of evaluating its investment in the Investor Shares or otherwise required by Laws, until such information becomes public information through no fault on the part of the Investor or any of its Authorised Recipients; (ii) use its reasonable efforts to ensure that its Authorised Recipients (to whom such information has been disclosed in accordance with this Clause 6.1(q)) do not disclose such information to any person other than to other Authorised Recipients on a strictly need-to-know basis; and (iii) not and will use its reasonable endeavours to ensure that its Authorised Recipients (to whom such information has been disclosed in accordance with this Clause 6.1(q)) do not (or encourage or require another person to) purchase, sell or trade or alternatively, deal, directly or indirectly, in the Shares or other securities or derivatives of the Company in a manner that could result in any violation of the securities laws (including any insider trading provisions) of the United States, the United Kingdom, the European Union, Hong Kong or any other applicable jurisdiction relevant to such dealing;
(r)	the information contained in this Agreement, the draft Prospectus and the draft Preliminary International Offering Circular provided to the Investor and/or its representatives on a confidential basis and any other material which may have been provided (whether in writing or verbally) to the Investor and/or its representatives on a confidential basis may not be reproduced, disclosed, circulated or disseminated to any other person and such information and materials so provided are subject to change, updating, amendment and completion, and should not be relied upon by the Investor in determining whether to invest in the Investor Shares. For the avoidance of doubt:

(i)	neither the draft Prospectus nor the draft Preliminary International Offering Circular nor any other materials which may have been provided to the Investor and/or its representatives constitutes an invitation or offer or the solicitation to acquire, purchase or subscribe for any securities in any jurisdiction where such offer, solicitation or sale is not permitted and nothing contained in either the draft Prospectus or the draft Preliminary International Offering Circular or any other materials which may have been provided (whether in writing or verbally) to the Investor and/or its representatives shall form the basis of any contract or commitment whatsoever;
(ii)	no offers of, or invitations to subscribe for, acquire or purchase, any Shares or other securities shall be made or received on the basis of the draft Preliminary International Offering Circular or the draft Prospectus or any other materials (except for the International Offering Circular) which may have been provided (whether in writing or verbally) to the Investor and/or its representatives; and
(iii)	the draft Preliminary International Offering Circular or the draft Prospectus or any other materials which may have been provided (whether in writing or verbally) or furnished to the Investor, may be subject to further amendments subsequent to the entering into this Agreement and should not be relied upon by the Investor in determining whether to invest in the Investor Shares and the Investor hereby consents to such amendments (if any) and waives its rights in connection with such amendments (if any), except that the Investor shall be entitled to rely on the International Offering Circular;
(s)	this Agreement does not, collectively or separately, constitute an offer of securities for sale or the solicitation of an offer to buy any Shares or securities in the United States or any other jurisdictions in which such an offer or solicitation would be unlawful;
(t)	it has been furnished with all information it deems necessary or desirable to evaluate the merits and risks of the subscription for the Investor Shares and has been given the opportunity to ask questions and receive answers from the Company, the Joint Global Coordinators or the Joint Sponsors concerning the Company, the Investor Shares or other related matters it deems necessary or desirable to evaluate the merits and risks of the subscription for the Investor Shares, and that the Company has made available to the Investor or its agents all documents and information in relation to an investment in the Investor Shares required by or on behalf of the Investor;
(u)	in making its investment decision, the Investor has relied and will rely only on information provided in the International Offering Circular issued by the Company and not on any other information which may have been furnished to the Investor by or on behalf of the Company, the Joint Global Coordinators and/or the Joint Sponsors (including their respective directors, officers, employees, advisers, agents, representatives, associates, partners and affiliates) on or before the date hereof, and none of the Company, the Joint Global Coordinators, the Joint Sponsors and their respective directors, officers, employees, advisers, agents, representatives, associates, partners and affiliates makes any representation and gives any warranty or undertaking as to the accuracy or completeness of any such information or materials not contained in the International Offering Circular and none of the Company, the Joint Global Coordinators, the Joint Sponsors and their respective directors, officers, employees, advisers, agents, representatives, associates, partners and their affiliates has or will have any liability to the Investor or its respective directors, officers, employees, advisers, agents, representatives, associates, partners and affiliates resulting from their use of or reliance on such information or materials, or otherwise for any information not contained in the International Offering Circular;

(v)	none of the Joint Global Coordinators, the Joint Sponsors, the other underwriters and their respective directors, officers, employees, subsidiaries, agents, associates, affiliates, representatives, partners and advisers has made any warranty, representation or recommendation to it as to the merits of the Investor Shares, the subscription, purchase or offer thereof, or as to the business, operations, prospects or condition, financial or otherwise, of the Company or its subsidiaries or as to any other matter relating thereto or in connection therewith; and except as provided in the International Offering Circular, none of the Company and its directors, officers, employees, subsidiaries, agents, associates, affiliates, representatives and advisers has made any warranty, representation or recommendation to the Investor as to the merits of the Investor Shares, the subscription, purchase or offer thereof, or as to the business, operations, prospects or condition, financial or otherwise, of the Company or its subsidiaries or as to any other matter relating thereto or in connection therewith;
(w)	the Investor will comply with all restrictions (if any) applicable to it from time to time under this Agreement, the Listing Rules and any applicable Laws on the disposal by it (directly or indirectly), of any of the Relevant Shares in respect of which it is or will be (directly or indirectly) or is shown by the Prospectus to be the beneficial owner;
(x)	it has conducted its own investigation with respect to the Company and the Investor Shares and the terms of the subscription of the Investor Shares provided in this Agreement, and has obtained its own independent advice (including tax, regulatory, financial, accounting, legal, currency and otherwise) to the extent it considers necessary or appropriate or otherwise has satisfied itself concerning, including the tax, regulatory, financial, accounting, legal, currency and otherwise related to the investment in the Investor Shares and as to the suitability thereof for the Investor, and has not relied, and will not be entitled to rely, on any advice (including tax, regulatory, financial, accounting, legal, currency and otherwise), due diligence review or investigation or other advice or comfort obtained or conducted (as the case may be) by or on behalf of the Company or any of the Joint Global Coordinators, the Joint Sponsors or the underwriters in connection with the Global Offering and without prejudice to the Investor’s rights under this Agreement, none of the Company, the Joint Global Coordinators, the Joint Sponsors or their respective associates, affiliates, directors, officers, employees, advisers or representatives takes any responsibility as to any tax, legal, currency or other economic or other consequences of the subscription for or in relation to any dealings in the Investor Shares;

(y)	in the event that the Global Offering is not completed for any reason, no liabilities of the Company, the Joint Global Coordinators, the Joint Sponsors or any of their respective associates, affiliates, directors, officers, employees, advisers, agents or representatives to the Investor or its subsidiaries will arise;
(z)	the Company and the Joint Global Coordinators will have absolute discretion to change or adjust (i) the number of Shares to be issued under the Global Offering; and (ii) the number of Shares to be issued under the Hong Kong Public Offering and the International Offering, respectively;
(aa)	the Investor has agreed that the payment of the Aggregate Investment Amount and the related Brokerage and Levies shall be made by 8:00 a.m. (Hong Kong time) on the Listing Date; and
(bb)	the Investor will from time to time comply with any requirements, which may be imposed by the Stock Exchange or any Governmental Authority or pursuant to any applicable Laws in connection with this Agreement.
6.2	Investor represents, warrants and undertakes to each of the Company, the Joint Global Coordinators and the Joint Sponsors that:
(a)	it has been duly incorporated and is validly existing under the Laws of its place of incorporation and that there has been no petition filed, order made or effective resolution passed for its liquidation or winding up;
(b)	it has the legal right and authority to own, use, lease and operate its assets and to conduct its business in the manner presently conducted;
(c)	it has full power, authority and capacity, and has taken all actions (including obtaining all necessary consents, approvals and authorisations from any governmental and regulatory bodies or third parties) required to execute and deliver this Agreement, enter into and carry out the transactions as contemplated in this Agreement and perform its obligations under this Agreement;
(d)	this Agreement has been duly authorised, executed and delivered by the Investor and constitutes a legal, valid and binding obligation of the Investor enforceable against it in accordance with the terms of this Agreement;
(e)	it has taken, and will during the term of this Agreement, take all necessary steps to perform its obligations under this Agreement and to give effect to this Agreement and the transactions contemplated in this Agreement and to comply with all relevant Laws in connection with the subscription of the Investor Shares contemplated hereunder;

(f)	subject to the grant of a waiver from strict compliance with Rule 10.04 of, and a consent under paragraph 5(2) of Appendix 6 to, the Listing Rules, all consents, approvals, authorisations, permissions and registrations (the Approvals) under any relevant Laws applicable to the Investor and required to be obtained by it in connection with the subscription for the Investor Shares under this Agreement have been obtained and are in full force and effect and none of the Approvals is subject to any condition precedent which has not been fulfilled or performed;
(g)	subject to the grant of a waiver from strict compliance with Rule 10.04 of, and a consent under paragraph 5(2) of Appendix 6 to, the Listing Rules, the execution, delivery and performance of this Agreement by the Investor and the subscription for the Investor Shares will not contravene or result in a contravention by the Investor of (i) the memorandum and articles of association or other constituent or constitutional documents of the Investor or (ii) the Laws of any jurisdiction to which the Investor is subject in respect of the transactions contemplated under this Agreement or which may otherwise be applicable to the Investor in connection with the Investor’s subscription for the Investor Shares or (iii) any agreement or other instrument binding upon the Investor or (iv) any judgment, order or decree of any Governmental Authority having jurisdiction over the Investor;
(h)	it has complied and will comply in all material respects with all applicable Laws in all jurisdictions in connection with the subscription for the Investor Shares, including to provide, or cause to or procure to be provided, either directly or indirectly via the Company, the Joint Global Coordinators and/or the Joint Sponsors, to the Stock Exchange, the SFC and other governmental, public, monetary or regulatory authorities or bodies or securities exchange (the Regulators), and (to the extent permitted by the laws and regulations to which the Investor or any of its affiliates is subject) agrees and consents to the disclosure of, such information within the time and as requested by the Regulators. The Investor further authorises the Company, the Joint Global Coordinators, the Joint Sponsors or their respective affiliates to disclose to such Regulators all information relating to the transactions hereunder as such Regulators may request;
(i)	the Investor has such knowledge and experience in financial and business matters that (i) it is capable of evaluating the merits and risks of the prospective investment in the Investor Shares; (ii) it is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Investor Shares; (iii) it has received all the information it considers necessary or appropriate for deciding whether to subscribe for the Investor Shares; and (iv) it is experienced in transactions of investing in securities of companies in a similar stage of development;
(j)	its ordinary business is to buy or sell shares or debentures or it is a Professional Investor and by entering into this Agreement, it is not a client of any of the Joint Global Coordinators or the Joint Sponsors in connection with the transactions contemplated thereunder other than by virtue of having an account with Morgan Stanley Asia Limited or its relevant affiliate for the holding of the Investor Shares to be purchased by the Investor pursuant to this Agreement;

(k)	it is subscribing for the Investor Shares as principal for its own account and for investment purposes and on a proprietary investment basis without a view to reselling or making distribution of any of the Investor Shares subscribed for by it hereunder;
(l)	pursuant to the securities subscription agreement dated 25 June 2020 between the Company and the Investor, the Investor has the right to appoint (i) a management advisor to provide management, business development and financial advisory services to the Company, (ii) a non-voting observer to the board of directors of the Company if it holds at least 4.625% of the then current issued share capital of the Company, and (iii) a non-executive director of the Company if it holds at least 8.5% of the then current issued share capital of the Company, and to the best of its knowledge, the Investor’s shareholding in the Company immediately prior to the date of this Agreement is 2.69%;
(m)	the Investor is subscribing for the Investor Shares in an “offshore transaction” within the meaning of Regulation S under the Securities Act and is not a U.S. Person;
(n)	the Investor is subscribing for the Investor Shares in a transaction exempt from, or not subject to, registration requirements under the Securities Act;
(o)	to the best of its knowledge, other than that the Investor is an existing shareholder of the Company and holds 20,000,000 Shares, the Investor and its affiliates (i) are not connected persons (as defined in the Listing Rules) or associates thereof of the Company and the Investor’s subscription for the Investor Shares will not result in the Investor and its affiliate(s) becoming connected persons (as defined in the Listing Rules) of the Company notwithstanding any relationship between the Investor and any other party or parties which may be entering into (or have entered into) any other agreement or agreements referred to in this Agreement and will, immediately after completion of this Agreement, be independent of and not be acting in concert with (as defined in the Hong Kong Code on Takeovers and Mergers), any connected persons in relation to the control of the Company; and (ii) are not, in respect of the subject matter of this Agreement or any transaction contemplated hereunder, directly or indirectly, financed, funded or backed by any one of the Company or its core connected person (as defined in the Listing Rules) and are not accustomed to take and have not taken any instructions from any such core connected person in relation to the acquisition, disposal, voting or other disposition of securities of the Company;
(p)	to the best of its knowledge based on the identities of the lead broker and distributors provided by or on behalf of the Company, the Joint Global Coordinators and the Joint Sponsors, each of the Investor and/or its affiliates is not a “connected client” of any of the Joint Global Coordinators, the Joint Sponsors, the bookrunner(s), the lead manager(s), the underwriters of the Global Offering, the lead broker or any distributors. The terms “connected client”, “lead broker” and “distributor” shall have the meanings ascribed to them in Appendix 6 (Placing Guidelines for Equity Securities) to the Listing Rules;

(q)	the Investor’s account opened in connection with the subscription of Investor Shares contemplated hereunder is not managed by the relevant exchange participant (as defined in the Listing Rules) in pursuance of a discretionary managed portfolio agreement. The term “discretionary managed portfolio” shall have the meaning ascribed to it in Appendix 6 (Placing Guidelines for Equity Securities) to the Listing Rules;
(r)	neither the Investor nor, to the best of its knowledge, its affiliates is a director (including as a director within the preceding 12 months of the date of this Agreement) or supervisor or existing shareholder (save for the Investor which holds 20,000,000 Shares) of the Company or its associates or a nominee of any of the foregoing;
(s)	the Investor has not entered and will not enter into any contractual arrangement with any “distributor” (as defined in Regulation S under the Securities Act) with respect to the distribution of the Shares, except with its affiliates or with the prior written consent of the Company;
(t)	to the best of its knowledge, subject to the grant of a waiver from strict compliance with Rule 10.04 of, and a consent under paragraph 5(2) of Appendix 6 to, the Listing Rules, the subscription for the Investor Shares will comply with the provisions of Appendix 6 (Placing Guidelines for Equity Securities) to the Listing Rules and the Stock Exchange Guidance Letters HKEX-GL51-13 and HKEX-GL85-16;
(u)	none of the Investor, and/or its affiliates is subscribing for the Investor Shares under this Agreement with any financing (direct or indirect) by any connected person of the Company, by any one of the Joint Global Coordinators, the Joint Sponsors, or by any one of the underwriters of the Global Offering; to the best of its knowledge, the Investor and each of its affiliates, if any, is independent of, and not connected with, the other investors who have participated or will participate in the Global Offering and any of their associates; and
(v)	except as provided for in this Agreement, the Investor has not entered into any arrangement, agreement or undertaking with any Governmental Authority or any third party with respect to any of the Investor Shares.
6.3	The Investor represents and warrants to the Company, the Joint Global Coordinators and the Joint Sponsors that the description set out in Schedule 2 in relation to it and the group of companies of which it is a member is true, complete and accurate in all respects and is not misleading. Without prejudice to the provisions of Clause 6.1(b), the Investor irrevocably consents to the reference to and inclusion of its name and all or part of the description of this Agreement (including the description set out in Schedule 2) in the Public Documents, marketing and roadshow materials and such other announcements which may be issued by the Company, the Joint Global Coordinators and/or the Joint Sponsors in connection with the Global Offering, insofar as necessary in the sole opinion of the Company, the Joint Global Coordinators and the Joint Sponsors; provided that the Company has provided such Public Documents, marketing and roadshow materials and announcements to the Investor for review in accordance with Clause 8.3 and has incorporated any reasonable comments of the Investor.

6.4	The Investor understands that the representations, confirmations, warranties, undertakings and acknowledgements in Clauses 6.1 and 6.2 are required in connection with Hong Kong Laws and the securities laws of the United States, amongst others. The Investor acknowledges that the Company, the Joint Global Coordinators, the Joint Sponsors, the underwriters, and their respective subsidiaries, agents, affiliates and advisers will rely upon the truth, completeness and accuracy of the Investor’s warranties, undertakings, representations and acknowledgements set forth therein, including for the purpose of determining whether this transaction meets the requirements for exemptions under the Securities Laws, and it agrees to notify the Company, the Joint Global Coordinators and the Joint Sponsors promptly in writing if any of the warranties, undertakings, representations or acknowledgements therein ceases to be accurate and complete or becomes misleading in any respect.
6.5	The Investor agrees and undertakes that the Investor will on demand fully and effectively indemnify and hold harmless, on an after tax basis, each of the Company, the Joint Global Coordinators, the Joint Sponsors and the underwriters of the Global Offering, each on its own behalf and on trust for its respective affiliates, any person who controls it within the meaning of the Securities Act as well as its respective officers, directors, employees, staff, associates, partners, agents and representatives (collectively, the Indemnified Parties), against any and all losses, costs, expenses, claims, actions, liabilities, proceedings or damages suffered or incurred by the Indemnified Parties which may be made or established against such Indemnified Party in connection with a material breach or an alleged breach of this Agreement, by or caused by the Investor or its respective officers, directors, employees, staff, affiliates, agents, representatives or partners, and against any and all costs, charges, losses or expenses which any Indemnified Party may suffer or incur in connection with or disputing or defending any such claim, action or proceedings on the grounds of or otherwise arising out of or in connection therewith. This Clause 6.5 shall survive the termination of this Agreement in all circumstances.
6.6	Each of the acknowledgements, confirmations, representations, warranties and undertakings given by the Investor under Clauses 6.1, 6.2, 6.3, 6.4 and 6.5 (as the case may be) shall be construed as a separate acknowledgement, confirmation, representation, warranty or undertaking as at the date of this Agreement and shall be deemed to be repeated on the Listing Date.
6.7	The Company represents, warrants and undertakes that:
(a)	it has been duly incorporated and is validly existing under the laws of the Cayman Islands;
(b)	it has full power, authority and capacity, and has taken all actions required to enter into and perform its obligations under this Agreement;
(c)	subject to payment in accordance with Clause 4.2 and the Lock-Up Period provided under Clause 5.1, the Investor Shares will, when delivered to the Investor in accordance with Clause 4.3, be fully paid-up, freely transferable and free from all options, liens, charges, mortgages, pledges, claims, equities, encumbrances and other third-party rights and shall rank pari passu with the Shares then in issue and to be listed on the Stock Exchange;

(d)	none of the Company and its controlling shareholders (as defined in the Listing Rules), any member of the Group and their respective affiliates, directors, officers, employees and agents have entered into any agreement or arrangement, including any side letter which is inconsistent with the Listing Rules (including the Stock Exchange Guidance Letter HKEX-GL51-13) with the Investor or any of its affiliates, directors, officers, employees or agents; and
(e)	except as provided for in this Agreement, neither the Company nor any member of the Group nor any of their respective affiliates, directors, officers, employees or agents has entered into any arrangement, agreement or undertaking with any Governmental Authority or any third party with respect to any of the Investor Shares.
6.8	The Company acknowledges, confirms and agrees that the Investor will be relying on the truth, completeness and accuracy of the Company’s warranties, undertakings, representations and acknowledgments set forth herein and the information contained in the International Offering Circular and that the Investor shall have the same rights in respect of the International Offering Circular as other investors purchasing Shares in the Exempt Offering.
6.9	Each of the acknowledgements, confirmations, representations, warranties and undertakings given by the Company under Clauses 6.7 and 6.8 (as the case may be) shall be construed as a separate acknowledgement, confirmation, representation, warranty or undertaking as at the date of this Agreement and shall be deemed to be repeated on the Listing Date.
7.	Termination
7.1	This Agreement may be terminated:
(a)	in accordance with Clauses 3.2 or 4.5;
(b)	solely by the Company, or by each of the Joint Global Coordinators and the Joint Sponsors, in the event that (a) there is a material breach of this Agreement on the part of the Investor; or (b) any of the representations, warranties, undertakings and confirmations by the Investor in Clause 6 are inaccurate or untrue in any material respect, in each case on or before the closing of the International Offering; or
(c)	with the written consent of all the Parties.
7.2	In the event that this Agreement is terminated in accordance with Clause 7.1, the Parties shall not be bound to proceed with their respective obligations under this Agreement (except for the confidentiality obligation under Clause 8.1 set forth below and, if any condition contained in Clause 3.1 has not been fulfilled or waived by the applicable date in accordance with Clause 3.2 and any amount has been paid by the Investor under this Agreement, the obligation under Clause 3.2 to repay such amount to the Investor) and the rights and liabilities of the Parties hereunder (except for the rights under Clause 11 set forth below) shall cease and no Party shall have any claim against any other Parties without prejudice to the accrued rights or liabilities of any Party to the other Parties in respect of the terms herein at or before such termination.

8.	Announcements and confidentiality
8.1	Save as otherwise provided in this Agreement, none of the Parties shall disclose any information concerning this Agreement or the transactions contemplated herein or any other arrangement involving the Company, the Joint Global Coordinators, the Joint Sponsors, and the Investor without the prior written consent of the other Parties before such information becomes public information or for a period of twelve months after the date of this Agreement (whichever is earlier). Notwithstanding the foregoing, this Agreement may be disclosed by any Party:
(a)	to the Stock Exchange, the SFC and/or other Regulators to which the Company, the Joint Global Coordinators and/or the Joint Sponsors is subject, and the background of the Investor and its relationship between the Company and the Investor may be described in the Public Documents to be issued by the Company and marketing, roadshow materials and other announcements to be issued by the Company, the Joint Global Coordinators and/or the Joint Sponsors in connection with the Global Offering;
(b)	to the legal and financial advisers, auditors, and other advisers, and affiliates, general partners, limited partners, associates, directors, officers and employees, representatives and agents of the Parties and their affiliates on a need-to-know basis provided that such Party shall (i) procure that each such legal, financial and other advisers, and affiliates, general partners, limited partners, associates, directors, officers and employees, representatives and agents of the Party is made aware and complies with all the confidentiality obligations set forth herein and (ii) remain responsible for any breach of such confidential obligations by such legal, financial and other advisers, and affiliates, general partners, limited partners, associates, directors, officers and relevant employees, representatives and agents of the Party; and
(c)	otherwise by any Party as may be required or requested by any applicable Law, any Governmental Authority or body with jurisdiction over such Party (including the Stock Exchange or the SFC) or stock exchange rules (including submitting this Agreement as a material contract to the Hong Kong Companies Registry for registration and making it available for inspection by the public in accordance with the Companies (Winding Up and Miscellaneous Provisions) Ordinance and the Listing Rules) or any binding judgment, order or requirement of any competent Governmental Authority.
8.2	Subject to Clause 8.1, no other reference or disclosure shall be made regarding this Agreement or any ancillary matters hereto by the Investor, except where the Investor shall have consulted the Company, the Joint Global Coordinators and the Joint Sponsors in advance to seek their prior written consent as to the principle, form and content of such disclosure.
8.3	The Company shall use its reasonable endeavours to provide for review by the Investor of any statement in any of the Public Documents which relates to this Agreement, the relationship between the Company and the Investor and the general background information on the Investor prior to publication with reasonably sufficient time for review by the Investor. The Investor shall cooperate with the Company, the Joint Global Coordinators and the Joint Sponsors to ensure that all references to it in such

Public Documents are true, complete and accurate in all material respects and not misleading and that no material information about it which is required to be disclosed under applicable Laws or by the Stock Exchange or the SFC is omitted from the Public Documents, and shall provide any comments and verification documents promptly to the Company, the Joint Global Coordinators and the Joint Sponsors and their respective counsels.

8.4	The Investor undertakes promptly to provide all assistance reasonably required in connection with the preparation of any disclosure required to be made under applicable Laws or by the Stock Exchange, the SFC and/or other competent Regulators referred to in Clause 8.1 (including providing such further information and/or supporting documentation relating to it and/or otherwise relating to the matters referred thereto which may reasonably be required by the Company, the Joint Global Coordinators or the Joint Sponsors) to (i) update the description of the Investor in the Public Documents subsequent to the date of this Agreement and to verify such references, and (ii) enable the Company to comply with applicable companies or securities registration and/or the requests of competent Regulators, including the Stock Exchange and the SFC in connection with the Global Offering.
9.	Notices
9.1	All notices delivered hereunder shall be in writing in either the English or Chinese language and shall be delivered in the manner required by Clause 9.2 to the following addresses:

If to the Company, to:

Address:	Level 18, The Metropolis Tower 10 Metropolis Drive Hunghom, Kowloon Hong Kong

Facsimile:	+852 2128 8281

Email:	Christianh@hutch-med.com

Attention:	Mr. Christian Hogg

and with a copy to the Company Secretary of the Company:

Address:	48/F, Cheung Kong Center 2 Queen’s Road Central Hong Kong

Facsimile:	+852 2128 1778

Email:	Ediths@ckh.com.hk

Attention:	The Company Secretary

If to the Investor, to:

Address:	General Atlantic Singapore HCM Pte. Ltd. 8 Marina View, #41-04, Asia Square Tower 1, Singapore 018960

Facsimile:	+65 (6661) 6701

Email:	aong@generalatlantic.com

Attention:	Alex Ong

with a copy to:

Address:	General Atlantic Asia Limited Suite 5704-5706, 57/F Two IFC, 8 Finance Street, Central, Hong Kong
Email:	itang@generalatlantic.com / lsun@generalatlantic.com / ywang@generalatlantic.com

Attention:	Ivy Tang / Lefei Sun / Yumeng Wang

If to Morgan Stanley Asia Limited, to:

Address:	46/F, International Commerce Centre 1 Austin Road West Kowloon Hong Kong

Facsimile:	852 3407 5237

Email:	Robin.Zhao@morganstanley.com

Attention:	Robin Zhao

If to Jefferies Hong Kong Limited, to:

Address:	Suite 2201, 22/F, Cheung Kong Center 2 Queen’s Road Central Hong Kong

Facsimile:	852-3015-9991

Email:	Alex.yuen@jefferies.com

Attention:	Alex Yuen

If to China International Capital Corporation Hong Kong Securities Limited, to:

Address:	29/F, One International Finance Centre 1 Harbour View Street Central Hong Kong

Facsimile:	852 2872 2101

Email:	IB_prj_heritage@cicc.com.cn

Attention:	Project Heritage

If to Credit Suisse (Hong Kong) Limited, to:

Address:	Level 88, International Commerce Centre One Austin Road West Kowloon Hong Kong

Facsimile:	852 2284 7184

Email:	apacibcm.legal@credit-suisse.com

Attention:	Investment Banking & Capital Markets – Legal

If to The Hongkong and Shanghai Banking Corporation Limited, to:

Address:	Level 24 1 Queen’s Road Central

Facsimile:	852 3409 1970

Email:	gibprojectheritage@hsbc.com.hk

Attention:	Edmond Tin

9.2	Any notice delivered hereunder shall be delivered by hand or sent by facsimile, by email or by pre-paid post. Any notice shall be deemed to have been received, if delivered by hand, when delivered and if sent by facsimile, on receipt of confirmation of transmission, if sent by email, when transmitted and if sent by pre-paid post, (in the absence of evidence of earlier receipt) 48 hours after it was posted (or six days if sent by air mail). Any notice received on a day which is not a business day shall be deemed to be received on the next following business day.
10.	General
10.1	Each of the Parties confirms and represents that this Agreement has been duly authorised, executed and delivered by it and constitutes its legal, valid and binding obligations and is enforceable against it in accordance with its terms. Except for such consents, approvals and authorisations as may be required by the Company to implement the Global Offering, no corporate, shareholder or other consents, approvals or authorisations are required by such Party for the performance of its obligations under this Agreement and each of the Parties further confirms that it can perform its obligations described hereunder.
10.2	Save for manifest error, calculations and determinations made in good faith by the Company and the Joint Global Coordinators shall be conclusive with respect to the number of Investor Shares and the Offer Price for the purposes of this Agreement.
10.3	The obligations of each of the Joint Global Coordinators and the Joint Sponsors as provided in this Agreement are several (and not joint or joint and several). None of

Joint Global Coordinators and the Joint Sponsors will be liable for any failure on the part of any of the other Joint Global Coordinators and the Joint Sponsors to perform their respective obligations under this Agreement, and no such failure shall affect the right of any of the other Joint Global Coordinators and the Joint Sponsors to enforce the terms of this Agreement. Notwithstanding the foregoing, each of the Joint Global Coordinators and the Joint Sponsors shall be entitled to enforce any or all of its rights under this Agreement either alone or jointly with the other Joint Global Coordinators and the Joint Sponsors, to the extent permitted by applicable Laws.
10.4	The Investor, the Company, the Joint Global Coordinators and the Joint Sponsors shall cooperate with respect to any notifications to, or consents and/or approvals of, third parties which are or may be required for the purposes of or in connection with this Agreement.
10.5	No alteration to, or variation of, this Agreement shall be effective unless it is in writing and signed by or on behalf of all the Parties.
10.6	This Agreement will be executed in the English language only.
10.7	Unless otherwise agreed by the relevant Parties in writing, each Party shall bear its own legal and professional fees, costs and expenses incurred in connection with this Agreement, save that stamp duty arising in respect of any of the transactions contemplated in this Agreement shall be borne by the relevant transferor/seller and the relevant transferee/buyer in equal shares.
10.8	Time shall be of the essence of this Agreement but any time, date or period referred to in this Agreement may be extended by mutual written agreement between the Parties.
10.9	All provisions of this Agreement shall so far as they are capable of being performed or observed continue in full force and effect notwithstanding the Closing in accordance with Clause 4 except in respect of those matters then already performed and unless they are terminated with the written consent of all Parties.
10.10	This Agreement constitutes the entire agreement and understanding between the Parties in connection with the subscription of the Investor Shares by the Investor. This Agreement supersedes all prior promises, assurances, warranties, representations, communications, understandings and agreements relating to the subject matter hereof, whether written or oral.
10.11	To the extent otherwise set out in this Clause 10.11, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Ordinance to enforce any term of this Agreement but this does not affect any rights or remedy of a third party which exists or is available apart from the Contracts (Rights of Third Parties) Ordinance:
(a)	Indemnified Parties may enforce and rely on Clause 6.5 to the same extent as if they were a party to this Agreement; and
(b)	this Agreement may be terminated or rescinded and any term may be amended, varied or waived without the consent of the persons referred to in sub-clause 10.11(a).

10.12	Each of the Joint Global Coordinators and the Joint Sponsors has the power and is hereby authorised to delegate all or any of its relevant rights, duties, powers and discretions in such manner and on such terms as it thinks fit (with or without formality and without prior notice of any such delegation being required to be given to the Company or the Investor) to any one or more of its affiliates. Such Joint Global Coordinator or Joint Sponsor shall remain liable for all acts and omissions of any of its respective affiliates to which it delegates relevant rights, duties, powers and/or discretions pursuant to this sub-clause notwithstanding any such delegation.
10.13	No delay or failure by a Party to exercise or enforce (in whole or in part) any right provided by this Agreement or by law shall operate as a release or waiver of, or in any way limit, that Party’s ability to further exercise or enforce that, or any other, right and no single or partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy. The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies (whether provided by law or otherwise). A waiver of any breach of any provision of this Agreement shall not be effective, or implied, unless that waiver is in writing and is signed by the Party against whom that waiver is claimed.
10.14	If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:
(a)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or
(b)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.
10.15	This Agreement shall be binding upon, and inure solely to the benefit of the Parties and their respective heirs, executors, administrators, successors and permitted assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. Except for the purposes of internal reorganisation or restructuring, no Party may assign or transfer all or any part of the benefits of, or interest or right in or under this Agreement. Obligations under this Agreement shall not be assignable.
10.16	Without prejudice to all rights to claim against the Investor for all losses and damages suffered by the other Parties, if there is any breach of warranties made by the Investor on or before the Listing Date, the Company, the Joint Global Coordinators and the Joint Sponsors shall, notwithstanding any provision to the contrary to this Agreement, have the right to rescind this Agreement and all obligations of the Parties hereunder shall cease forthwith.
10.17	Each of the Parties undertakes with the other Parties that it shall execute and perform, and procure that it is executed and performed, such further documents and acts as may be required to give effect to the provisions of this Agreement.
11.	Governing law and jurisdiction
11.1	This Agreement and the relationship between the Parties shall be governed by, and interpreted in accordance with, the laws of Hong Kong.

11.2	Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof (Dispute), shall be settled by arbitration in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules in force as of the date of submitting the arbitration application. The place of arbitration shall be Hong Kong and the governing law of the arbitration proceedings shall be Hong Kong law. There shall be three arbitrators and the language in the arbitration proceedings shall be English. The decision and award of the arbitral tribunal shall be final and binding on the parties and may be entered and enforced in any court having jurisdiction, and the parties irrevocably and unconditionally waive any and all rights to any form of appeal, review or recourse to any judicial authority, insofar as such waiver may be validly made. Notwithstanding the foregoing, the Parties shall have the right to seek interim injunctive relief or other interim relief from a court of competent jurisdiction, before the arbitral tribunal has been appointed. Without prejudice to such provisional remedies as may be available under the jurisdiction of a national court, the arbitral tribunal shall have full authority to grant provisional remedies or order the Parties to request that a court modify or vacate any temporary or preliminary relief issued by a such court, and to award damages for the failure of any Party to respect the arbitral tribunal’s orders to that effect.
12.	Immunity

To the extent that in any proceedings in any jurisdiction (including arbitration proceedings) in respect of a Dispute, the Investor has or can claim for itself or its assets, properties or revenues any immunity (on the grounds of sovereignty or crown status or otherwise) from any action, suit, proceeding or other legal process (including arbitration proceedings), from set-off or counterclaim, from the jurisdiction of any court, from service of process, from attachment to or in aid of execution of any judgment, decision, determination, order or award (including any arbitral award), or from other action, suit or proceeding for the giving of any relief or for the enforcement of any judgement, decision, determination, order or award (including any arbitral award) or to the extent that in any such proceedings there may be attributed to itself or its assets, properties or revenues any such immunity (whether or not claimed), the Investor hereby irrevocably and unconditionally waives and agrees not to plead or claim any such immunity in relation to any such proceedings.

13.	Process agent
13.1	The Investor irrevocably appoints General Atlantic Asia Limited at Suite 5704-5706, 57/F Two IFC, 8 Finance Street, Central, Hong Kong, to receive, for it and on its behalf, service of process in the proceedings in Hong Kong. Such service shall be deemed completed on delivery to the process agent (whether or not it is forwarded to and received by the Investor).
13.2	If for any reason the process agent ceases to be able to act as such or no longer has an address in Hong Kong, the Investor irrevocably agrees to appoint a substitute process agent acceptable to the Company, the Joint Global Coordinators and the Joint Sponsors, and to deliver to the Company, the Joint Global Coordinators and the Joint Sponsors a copy of the new process agent’s acceptance of that appointment, within 30 days thereof.

14.	Recognition of the U.S. Special Resolution Regimes
14.1	In the event that any Joint Global Coordinator or Joint Sponsor is a Covered Entity and becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Global Coordinator or Joint Sponsor of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime as if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.
14.2	In the event that any Joint Global Coordinator or Joint Sponsor is a Covered Entity or a BHC Act Affiliate and becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Global Coordinator or Joint Sponsor are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime as if this Agreement were governed by the laws of the United States or a state of the United States.
14.3	For the purpose of this clause,

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Covered Entity” means any of the following:

i.	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
ii.	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
iii.	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

15.	Counterparts

This Agreement may be executed in any number of counterparts, and by each Party hereto on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart signature page of this Agreement by e-mail attachment (in portable document format (.pdf)) or telecopy shall be an effective mode of delivery. This Agreement may be executed by electronic signature in portable document format (.pdf) and an electronic signature in portable document format (.pdf) will constitute an original for all purposes.

Schedule 1
Investor Shares

Number of Investor Shares

The number of Investor Shares shall be equal to (1) the Hong Kong dollar equivalent of US dollar 30 million (calculated using the exchange rate of US$1.00:HK$7.80) (excluding Brokerage and the Levies which the Investor will pay in respect of the Investor Shares) divided by (2) the Offer Price, rounded down to the nearest whole board lot of 500 Shares.

Pursuant to paragraph 4.2 of Practice Note 18 to the Listing Rules and the waiver as granted by the Stock Exchange (if any), in the event of over-subscription under the Hong Kong Public Offering, the number of Investor Shares to be subscribed for by the Investor under this Agreement might be affected by the reallocation of Shares between the International Offering and the Hong Kong Public Offering. If the total demand for Shares in the Hong Kong Public Offering falls within the circumstance as set out in the section headed “Structure of the Global Offering – The Hong Kong Public Offering - Reallocation” in the Prospectus, the number of Investor Shares may be reduced on a pro rata basis (subject to any adjustment for whole board lot as the Company, the Joint Global Coordinators and the Joint Sponsors may make in their absolute discretion) to satisfy the public demands under the Hong Kong Public Offering.

Schedule 2
Particulars of Investor

The Investor

Place of incorporation:	Singapore

Certificate of incorporation number:	201939362Z

Business registration number:	N/A

Principal activities:	Holding company

Ultimate controlling shareholder:	General Atlantic Singapore Fund Pte. Ltd., which is managed by General Atlantic Singapore Fund Management Pte. Ltd. (“GASFM”). GASFM is a wholly-owned entity of General Atlantic Service Company, L.P., an investment advisor registered with the United States Securities and Exchange Commission.

Place of incorporation of ultimate controlling shareholder:	Singapore

Business registration number of ultimate controlling shareholder:	N/A

Principal activities of ultimate controlling shareholder:	Private equity fund

Shareholder and interests held:	General Atlantic Singapore HCM Pte. Ltd. is a wholly owned subsidiary of General Atlantic Singapore Fund Pte. Ltd.

Description of the Investor for insertion in the Prospectus:	General Atlantic Singapore HCM Pte. Ltd. is a private company limited by shares, incorporated under laws of Singapore in 2019. It is wholly-owned by General Atlantic Singapore Fund Pte. Ltd. (“GASF”). GASF, which is incorporated in Singapore, is a private equity fund based in Singapore that makes and holds investments in growth companies in Asia, including the PRC, Hong Kong, India, Singapore, Indonesia and other regions of Asia. It is part of the General Atlantic private equity group, a leading global growth equity firm providing capital and strategic support for growth companies. The manager of GASF is General Atlantic Singapore Fund Management Pte. Ltd. (“GASFM”). GASFM is wholly-owned by General Atlantic Service Company, L.P., an investment advisor registered with the United States Securities and Exchange Commission.

IN WITNESS whereof the parties have executed this Agreement on the day and year first above written.

For and on behalf of
HUTCHMED (CHINA) LIMITED
和黃醫藥（中國）有限公司

/s/ Christian Lawrence
Name: Christian Lawrence HOGG
Title: Executive Director

For and on behalf of
GENERAL ATLANTIC SINGAPORE HCM PTE. LTD.

/s/ ONG YU HUAT
Name: ONG YU HUAT
Title: DIRECTOR

For and on behalf of
MORGAN STANLEY ASIA LIMITED

/s/ Robin Zhao
Name: Robin Zhao
Title: Managing Director

For and on behalf of
JEFFERIES HONG KONG LIMITED

/s/ William Chan
Name: William Chan
Title: Senior Vice President

For and on behalf of
CHINA INTERNATIONAL CAPITAL CORPORATION HONG KONG SECURITIES LIMITED

/s/ Li Li
Name: Li Li
Title: Executive Director

For and on behalf of
CREDIT SUISSE (HONG KONG) LIMITED

/s/ Johnson Chui
Name: Johnson Chui
Title: Managing Director, Head of APAC ECM

For and on behalf of
THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED

/s/ David Paine
Name: David Paine
Title: Managing Director, Head of Equity Syndicate, Asia